Prospectus Supplement No. 8                   Filed Pursuant To Rule 424(b)(3)
To Prospectus Dated February 11, 2000           Registration No. 333-95935

                                 $500,000,000

                          EXODUS COMMUNICATIONS, INC.

   4 3/4% Convertible Subordinated Notes Due July 15, 2008 and 14,203,400 shares of Common Stock Issuable Upon Conversion of the Notes

                              ___________________

     This prospectus supplement relates to the resale by the holders of 4 3/4% Convertible Subordinated Notes due March 15, 2008 of Exodus Communications, Inc. and the shares of common stock of Exodus issuable upon the conversion of the notes.

     This prospectus supplement should be read in conjunction with the prospectus dated February 11, 2000 (the "Prospectus")and the prospectus supplements dated April 10, 2000, May 25, 2000, September 18, 2000, November 27, 2000, January 23, 2001, March 7, 2001 and May 18, 2001, which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the Prospectus.

     The information in the table appearing under the heading "Selling Holders" in the Prospectus is superseded in part by the information appearing in the table below.


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Name          Principal Amount of            Common Stock           Common             Common Stock Owned
              Notes Beneficially           Owned Prior to           Stock               After Completion
               Owned and Offered         the 0ffering (1) (2)      Offered (2)          of the Offering
---------------------------------------------------------------------------------------------------------
KBC Financial      500,000                    14,203               14,203                      0
Products USA
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

(1) Includes common stock into which the notes are convertible.

(2) Assumes a conversion rate of 28.4068 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest.

     Investing in our common stock or our convertible subordinated notes involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on Page 4 of the Prospectus and those contained in documents incorporated by reference into the Prospectus.

                              ___________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

                             ____________________

     The date of this prospectus supplement is June 4, 2001.